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                            SCHEDULE 14A INFORMATION
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                              Exchange Act of 1934

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                            FLOWERS INDUSTRIES, INC.
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                (Name of Registrant as Specified in Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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November 3, 2000

Dear Flowers Shareholder:

Flowers Industries announced on October 26 that it reached an agreement to sell through an integrated series of transactions, its controlling stake in Keebler Foods to the Kellogg Company for $42.00 per share. The company also announced that simultaneously with the sale of Keebler, it would spin off to shareholders a new publicly held company called Flowers Foods, comprised of Flowers Bakeries and Mrs. Smith's Bakeries.

To put the Keebler sale price into perspective, it's important to remember that Flowers Industries and its partner acquired Keebler in 1996 for a total enterprise value of $472 million. We are now selling Keebler for a total enterprise value of $4.4 billion. Flowers owns approximately 55% of Keebler. After subtracting Keebler's debt, our proceeds from the transaction will be $1.9 billion. After deducting Flowers' debt for the original investment, its interest, and transaction costs, we will deliver a total of approximately $1.25 billion to shareholders.

These transactions will allow Flowers Industries' shareholders to receive--in a tax-advantaged way--approximately $12.50 in cash per share for our investment in Keebler, after deducting certain liabilities at Flowers. Shareholders also will receive shares in Flowers Foods, which will be a fine company with good cash flow and growth potential within the packaged baked foods category. Flowers Foods is anticipated to trade on the New York Stock Exchange under the original symbol FLO. The company will include the bakery businesses and approximately $250 million in debt. It will be headquartered in Thomasville, Georgia, and will be led by the Flowers Industries management team.

Now that the agreement with Kellogg has been reached, the transaction must be approved by regulatory agencies as well as by Flowers shareholders. We anticipate the sale of Keebler and the spin-off of Flowers Foods to occur in the first quarter of 2001.

We know that you may have many questions about this transaction, especially its tax implications. For that reason, we have prepared a "question and answer" document with all the information that is currently available. This document immediately follows the financial statements in the enclosed third quarter earnings statement.

As managers of your company, we remain committed to our mission of delivering value to you, our shareholder. We believe our investment in Keebler has been extraordinarily successful and that now was the right time to capture that value. We also believe that shareholders will receive value in Flowers Foods, which will continue to grow in the future.

We appreciate your investment in Flowers.

Kind Regards,

/s/ Amos R. McMullian                   /s/ Robert P. Crozer
AMOS R. MCMULLIAN                       ROBERT P. CROZER
Chairman of the Board and               Vice Chairman of the Board,
Chief Executive Officer,                  Flowers Industries
  Flowers Industries                    Chairman of the Board, Keebler Foods